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Exhibit (l)(2)

                            SUBSCRIPTION AGREEMENT

         Waterhouse Investors Family of Funds, Inc. (the "Company"), a Maryland corporation, and FDI Distribution Services, Inc. ("FDI"), a Delaware corporation, hereby agree with each other as follows:

         1. The Company hereby offers FDI and FDI hereby purchases 250.893 shares (par value $.0001 per share) of the Waterhouse Investors Dow Jones Industrial Average(SM) Index Fund of the Company at a price determined by multiplying the closing value of the Dow Jones Industrial Average(SM) on the date of such purchase by one one-thousandth (1/1000) and carrying the product of such multiplication to the second decimal place.

         2. FDI represents and warrants to the Company that the shares are being acquired for investment purposes and not with a view to the distribution thereof.

         3. FDI agrees that if it or any direct or indirect transferee of the shares redeems the shares prior to the fifth anniversary of the date the Company begins its investment activities, FDI will pay to the Company an amount equal to the number resulting from multiplying the Company's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of shares redeemed by FDI or such transferee and the denominator of which is equal to the number of shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

         4. FDI is authorized and otherwise duly qualified to purchase and hold shares and to enter into this Subscription Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 30th day of March, 1998.

(SEAL)                              Waterhouse Investors Family of Funds, Inc.

ATTEST:

/s/ Karen Jacoppo-Wood              By: /s/ Richard W. Ingram
--------------------------              --------------------------------------
                                            Richard W. Ingram, President


(SEAL)                              FDI Distribution Services, Inc.

ATTEST:

/s/ Christopher J. Kelley           By: /s/ Joseph F. Tower, III
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